Exhibit 5.1

[Letterhead of Alston & Bird LLP]

March 30, 2009

Autoliv, Inc.

World Trade Center,

Klarabergsviadukten 70,

Box 70381,

SE-107 24 Stockholm

Sweden

Re:	Registration Statement on Form S-3 (No. 333-158139)

Ladies and Gentlemen:

We have acted as U.S. counsel to Autoliv, Inc., a Delaware corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement on Form S-3 (the “Registration Statement”) dated March 23, 2009, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the prospectus constituting a part thereof, dated March 24, 2009 and filed with the Commission on March 24, 2009 and the final supplement to the prospectus, dated March 24, 2009 and filed on March 26, 2009 (collectively, the “Prospectus”), relating to the sale by the Company of 14,687,500 shares of its common stock, par value $1.00 per share (the “Shares), to Morgan Stanley & Co. Incorporated (the “Underwriter”), on the terms and subject to the conditions set forth in an Underwriting Agreement, dated March 24, 2009, between the Company and the Underwriter (the “Underwriting Agreement”).

This opinion is being furnished pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations and warranties made in the Underwriting Agreement by the parties thereto and originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Atlanta — Charlotte — Dallas — Los Angeles — New York — Research Triangle — Silicon Valley — Ventura County — Washington, D.C.

Autoliv, Inc.

March 30, 2009

We have also examined the Restated Certificate of Incorporation of the Company, as amended, the Restated By-laws of the Company, records of proceedings of the Board of Directors, or committees thereof deemed by us to be relevant to this opinion letter the corporate proceedings taken by the Board of Directors of the Company or an authorized committee thereof to authorize the filing of the Registration Statement and the Prospectus and the issuance of the Shares, the Registration Statement, the Prospectus and the Underwriting Agreement and such other documents, records instruments as we have deemed necessary or appropriate for purposes of this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Shares are duly authorized and are validly issued, fully paid and nonassessable.

No opinion may be implied or inferred beyond the opinion expressly stated herein. Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution, and federal laws of the United States of America to the extent referred to specifically herein. We do not express any opinion herein concerning any other laws. We are not engaged in the practice of law in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the present state of the United States of America and, to the limited extent set forth above the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act of 1933, as amended or any other federal or state laws or regulations.

Autoliv, Inc.

March 30, 2009

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By:	/s/ Carol M. McGee
Carol M. McGee, Partner